EXHIBIT 99.1

Press Release dated September 22, 1999, of Darden Restaurants, Inc.

                  BOB MOCK NAMED PRESIDENT OF SMOKEY BONES BBQ
                    DARDEN'S EXCITING NEW RESTAURANT VENTURE

ORLANDO, FL (September 22, 1999) Robert W. Mock, Executive Vice President Operations for Olive Garden and 30-year Darden veteran, has been named President of Darden Restaurants' exciting new venture, Smokey Bones BBQ and Hometown Sports Bar. Mock, 47, will report to Blaine Sweatt, President of Darden's New Business Division, which recently opened the new startup restaurant.

     "Bob is an exceptional leader with proven operations skills. He has been a key partner with Olive Garden President Brad Blum and has made significant contributions to the incredible success of Olive Garden," said Joe Lee, Chairman & CEO of Darden Restaurants. "He is exactly the right person to lead Smokey Bones in this very exciting industry niche."

     Mock has earned a reputation for sharp operations focus and outstanding leadership skills. His many contributions to Darden Restaurants began at Red Lobster in 1969. What started as a two-week job stretched into a three-decade career with Darden Restaurants, including his most recent assignment, Executive Vice President Operations for Olive Garden.

     Smokey Bones BBQ and Hometown Sports Bar is Darden's newest venture. It combines an all-American sports bar with great tasting barbecue favorites in a rugged cabin-themed atmosphere. The menu includes barbecue beef, smoked pork, baby-back ribs, pork spareribs and barbecue chicken. To round out the menu, there are steaks, grilled fish and steamed vegetable entrees. Thirty-eight televisions with tableside speakers provide great sports viewing. There are also pool tables, video sports games and darts in an adjoining room and Internet access tableside.

     "Smokey Bones offers exactly the right opportunity for me," Mock said. "It's a great concept with no national leader in the segment. It translates well across the country, and I do love barbecue."

     Said Lee, "We are fortunate to have deep talent at Darden Restaurants and Bob is one of the best. His high standards, commitment to people and impeccable integrity make him an outstanding choice to lead Smokey Bones."


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     Darden  Restaurants,  Inc.  headquartered  in  Orlando,  Florida,  owns and operates 1,121 Red Lobster, Olive Garden, and Bahama Breeze restaurants with annual sales of $3.5 billion.


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